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                                                                      EXHIBIT 99

Waddell & Reed Financial, Inc.
6300 Lamar
Overland Park, Kansas  66202

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     NEWS RELEASE
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Contact:  D. Tyler Towery                         NYSE:  WDR and WDR.B
          Investor Relations
          (913) 236-1806                          FOR IMMEDIATE RELEASE


WADDELL & REED TO ACQUIRE THE LEGEND GROUP,
EXPANDING ITS POSITION IN THE 403(b)MARKET

OVERLAND PARK, Kan., Feb. 28, 2000 - Waddell & Reed Financial, Inc. (NYSE: WDR and WDR.B) today announced a definitive agreement to acquire The Legend Group, a privately held mutual fund distribution and retirement planning company based in Palm Beach Gardens, Fla. Through its network of more than 300 financial advisors, The Legend Group serves employees of school districts and other not-for-profit organizations nationwide.

As of December 31, 1999, The Legend Group had approximately 61,000 clients with $3.1 billion in third-party mutual fund assets, primarily in retirement plans. For the year 1999, The Legend Group had $39.1 million of revenue and $7.7 million of earnings before interest, taxes, depreciation and amortization expense.

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Under the terms of the agreement, Waddell & Reed will pay $61 million in cash, and contingent cash payments over 3 years of up to $14 million, to acquire all of the stock of The Legend Group. Waddell & Reed expects that the acquisition will be modestly accretive to earnings in 2000 and increasingly so going forward. It is expected that the transaction will be completed within the next 60 days, assuming the fulfillment of customary business and regulatory conditions.

"We are delighted to be adding The Legend Group, a leader in the 403(b) business, to Waddell & Reed," said Keith Tucker, CEO of Waddell & Reed. "The Legend Group's concentration in the kindergarten through 12th grade market aligns well with our strategy of concentrating primarily on underserved middle-income and upper-middle-income Americans. Together, we will have a very strong position in the public education market, and we will be well positioned for continued expansion. We also increase the number of advisors in the overall Waddell & Reed family of companies by more than 300, which provides us greater overall asset-generating capacity."

Philip C. Restino, founder of The Legend Group, will remain with The Legend Group, as will its senior management team, comprising Mike Provines as president, Mark Spinello as executive vice president and Glenn Ferris as senior vice president. The Legend Group will continue to operate under its existing name and all of its employees will remain in place.

"We have had many opportunities over the years to explore potential transactions with a variety of possible partners," Restino said, "but we never found as compelling a fit as we have with Waddell & Reed. This transaction ensures the perpetuation of our business with a partner that understands our market, has a similar business philosophy, and is committed to ensuring our continued growth."

Tucker indicated that the companies are exploring numerous opportunities to work together, including the possible addition of Waddell & Reed's United and Waddell & Reed fund families to The Legend Group platform, and the utilization of each other's proprietary products and systems with clients. Tucker further indicated that he expects Waddell & Reed and The Legend Group to work closely together in the recruitment and training of financial advisors.

Waddell & Reed Financial, Inc., through its subsidiaries, provides investment management services for retail and institutional investors throughout the United States, including serving as investment adviser and exclusive underwriter and distributor of the United Group of Mutual Funds, the Waddell & Reed Funds, Inc. and the Target/United Funds, Inc. At December 31, 1999, the Company had 1.7 million retail accounts and assets under management of $37.3 billion.

The Legend Group provides retirement planning services to employees of school districts and other not-for-profit organizations, including strategic asset allocation services utilizing

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proprietary systems. Formed in 1965, The Legend Group had 61,000 clients and mutual fund assets of $3.1 billion as of December 31, 1999.

Toll Free:     (800) 532-2757
               INVESTORRELATIONS@WADDELL.COM
               HTTP://WWW.WADDELL.COM

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The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.
Such statements involve a number of risks and uncertainties, including, but not limited to, the ability to manage rapid growth and business diversification, risks associated with acquisitions, competition, governmental regulation and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.